Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2014

2014 First Quarter Highlights and Comparison with 2013 Fourth Quarter

  Net income of $17.1 million, an increase of $2.3 million, compared to $14.8 million for the fourth quarter of 2013.
  Pre-tax, pre-provision income of $56.9 million, an increase of $9.3 million, compared to $47.6 million for the fourth quarter of 2013.
  Net interest income, excluding fair value adjustments on derivative instruments of $0.3 million, decreased by $1.3 million to $131.0 million primarily driven by two fewer days in the current quarter. The related adjusted net interest margin expanded to 4.26% from 4.24% in the fourth quarter of 2013 mainly due to an increase in the yield on commercial loans.
  Non-interest income decreased by $1.1 million to $11.4 million compared to $12.5 million for the fourth quarter of 2013. The decrease primarily reflects the net recovery of $1.8 million on lower of cost or market adjustments to commercial loans held for sale recorded in the fourth quarter of 2013. First BanCorp.’s equity in loss of unconsolidated entity amounted to $6.6 million, an increase of $0.7 million, compared to the loss of $5.9 million for the fourth quarter of 2013.
  Non-interest expenses decreased by $13.7 million to $92.8 million compared to $106.5 million for the fourth quarter of 2013. The decrease was mainly related to lower write-downs and losses on other real estate owned (“OREO”) properties, a decrease of $7.5 million, and the impact in the fourth quarter of 2013 of the $2.5 million loss contingency recorded for attorneys’ fees awarded to the counterparty on the Lehman Brothers, Inc. (“Lehman”) litigation.
  Credit quality variances:
    Non-performing assets showed a slight increase amounting to $730.7 million compared to $725.4 million as of December 31, 2013, an increase of less than 1%.
    Non-performing loans, including non-performing loans held for sale, increased by $26.2 million, or 5%, from the fourth quarter of 2013 to $576.5 million, impacted by one large commercial mortgage relationship of $23.3 million that had been adversely classified in prior periods.
    Inflows of non-performing loans held for investment increased by $16.3 million, or 19%, compared to inflows for the fourth quarter of 2013, led by the same $23.3 million commercial mortgage relationship.
    Adversely classified commercial and construction loans held for investment decreased by $50.8 million to $572.2 million, or 8%, from the fourth quarter of 2013.
    The OREO inventory balance decreased by $21.6 million to $138.6 million, mainly due to sales of $23.0 million completed in the first quarter.
    No sales of non-performing loans held for sale were completed in the last two quarters.
    Provision for loan and lease losses of $31.9 million compared to $23.0 million in the fourth quarter of 2013, an increase of $8.9 million driven by higher net charge-offs.
    Net charge-offs of $51.0 million, compared to $26.5 million in the fourth quarter of 2013. The net charge-offs to average loans ratio increased to 2.11% from 1.10% in the fourth quarter of 2013.
  Total capital, Tier 1 capital, and leverage ratios of 17.50%, 16.23%, and 11.74%, respectively, as of March 31, 2014. Common equity Tier 1 capital ratio of 13.19% and Tangible common equity ratio of 8.97% as of March 31, 2014.
  Non-brokered deposits, excluding government deposits, continued to increase, up by $102.2 million to $6.1 billion as of March 31, 2014.
  Government deposits increased by $36.1 million to $741.9 million as of March 31, 2014 from $705.8 million as of December 31, 2013. As of March 31, 2014, the Corporation had $550.3 million of government deposits in Puerto Rico and $191.6 million in the Virgin Islands.
  Brokered certificates of deposit (CDs) decreased by $15.6 million to $3.13 billion as of March 31, 2014.
  Total loan originations (excluding credit card utilization activity) of $770.6 million for the first quarter of 2014, compared to $885.8 million for the fourth quarter of 2013.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 24, 2014--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $17.1 million for the first quarter of 2014, or $0.08 per diluted share, compared to $14.8 million, or $0.07 per diluted share, for the fourth quarter of 2013 and a net loss of $72.6 million, or $0.35 per diluted share, for the first quarter of 2013.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “Our main focus for 2014 continues to be asset quality as we continue to face economic headwinds in Puerto Rico. We are pleased with our core operating performance during the first quarter achieving improvements in our core franchise metrics; net income improved to $17.1 million, or 15.5%, from $14.8 million in the fourth quarter, pre-tax pre-provision income improved to $56.9 million, or 19.5%, from $47.6 million in the fourth quarter mainly driven by our expense management initiatives and reduction in credit cost. We also achieved slight expansion in our net interest margin due to higher yields on our commercial loan portfolio. We continue to strengthen our franchise through growth in core deposits as our non-brokered deposits, excluding government deposits, increased $102.2 million to $6.1 billion.

While our core metrics continue to improve, we are still addressing our remaining legacy credits. Total non-performing assets increased by $5.3 million this quarter, while non-performing assets to total assets ratio remained flat at 5.7%. Our provision and net charge-offs increased this quarter largely due to the write-downs of collateral, mainly driven by updated appraisals associated with four commercial loans in Puerto Rico and de-risking activity in our adversely classified book. We remain focused on our dual track of improving franchise metrics and credit quality as we continue to strengthen our capital position with earnings generation contributing to our strong capital base. We are optimistic about the steps taken by the government to address the fiscal situation and with the initiatives to stabilize the economy.”

This press release includes certain other non-GAAP financial measures, including adjusted pre-tax, pre-provision income, adjusted net interest income and margin, and certain capital ratios and should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

ADJUSTED PRE-TAX, PRE-PROVISION INCOME TRENDS

One metric that management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the provision for loan and lease losses, securities gains or losses, fair value adjustments on derivatives measured at fair value and equity in earnings or loss of unconsolidated entity, which is a non-GAAP financial measure. In addition, from time to time, earnings are adjusted also for items judged by management to be outside of ordinary banking activities and/or for items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of results that exclude such amounts (for additional information about this non-GAAP financial measure, see “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation”).

The following table reconciles income (loss) before income taxes to adjusted pre-tax, pre-provision income for the last five quarters including adjusted pre-tax, pre-provision income of $56.9 million in the first quarter of 2014, up $9.3 million from the prior quarter:

(Dollars in thousands)	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013

Income (loss) before income taxes	$17,970	$15,634	$19,616	$(123,562)	$(71,011)
Add: Provision for loan and lease losses	31,915	22,969	22,195	87,464	111,123
Add: Net loss on investments and impairments	-	-	-	42	117
Less: Unrealized gain on derivative instruments	(313)	(355)	(232)	(708)	(400)
Add: Bulk sales related expenses and other professional fees related to the terminated preferred stock exchange offer

	-	-	-	3,198	5,096
Add: Loss on certain OREO properties sold as part of the bulk sale of non-performing residential mortgage assets
	-	-	-	1,879	-
Add: Secondary offering costs (1)	-	-	1,669	-	-
Add: Credit card processing platform conversion costs	-	-	1,715	-	-
Add: National gross receipt tax (2)	-	-	-	1,656	-
Less: National gross receipt tax - outside Puerto Rico (3)	-	(473)	-	-	-
Add: Branch consolidations and restructuring expenses/valuation adjustments	718	1,421	-	-	-
Add: Write-off collateral pledged to Lehman and related expenses	-	2,500	-	66,574	-
Add/Less: Equity in loss (earnings) of unconsolidated entity	6,610	5,893	5,908	(648)	5,538
Adjusted pre-tax, pre-provision income (4)	$56,900	$47,589	$50,871	$35,895	$50,463

Change from most recent prior quarter-amount	$9,311	$(3,282)	$14,976	$(14,568)	$(3,998)
Change from most recent prior quarter-percentage	19.6%	-6.5%	41.7%	-28.9%	-7.3%

(1) Offering of common stock by certain of the Corporation's existing stockholders.
(2) Represents the impact of the national gross receipts tax corresponding to the first quarter of 2013, recorded during the second quarter after enactment of Act No. 40.
(3) Represents the impact of the national gross receipts tax related to the trade or business outside of Puerto Rico that was reversed in the fourth quarter of 2013 after enactment of Act No. 117.
(4) See "Basis of Presentation" for definition.

The increase in adjusted pre-tax, pre-provision income from the 2013 fourth quarter primarily reflected:

  An $11.5 million decrease in adjusted non-interest expenses of $92.1 million for the first quarter of 2014, as compared to adjusted non-interest expenses of $103.6 million for the fourth quarter of 2013, primarily due to a $7.5 million decrease in write-downs and losses on OREO properties. The fourth quarter of 2013 was adversely impacted by write-downs of $7.9 million on certain income producing OREO commercial properties. The decline also reflects reductions, among other things, in professional services, marketing, occupancy, and credit card processing expenses. See Non-Interest Expenses section below for additional information.

Adjusted non-interest expenses in the last two quarters exclude: (i) expenses and valuation adjustments related to branch consolidations and other restructuring efforts; (ii) a loss contingency recorded in the fourth quarter of 2013 related to attorneys’ fees granted by the court to Barclays Capital in connection with the denial of the Corporation’s Summary Judgment on its claim to recover assets pledged to Lehman, which the Corporation appealed; and (iii) the impact of the national gross receipts tax related to the trade or business outside of Puerto Rico that was reversed in the fourth quarter of 2013 after enactment of Act No. 117 that introduced amendments to the 2013 Tax Burden Adjustment and Redistribution Act (“Act 40”).

See Basis of Presentation section below for reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

Partially offset by:

  A $1.3 million decrease in net interest income, excluding fair value adjustments, mainly driven by two fewer days in the current quarter. See Net Interest Income discussion below for additional information.
  A $0.9 million decrease in adjusted non-interest income of $18.0 million for the first quarter of 2014, as compared to $18.9 million for the fourth quarter of 2013. The decrease was mainly driven by the net recovery of $1.8 million on lower of cost or market adjustments to commercial loans held for sale recorded in the prior quarter and a $0.5 million decrease in revenues from the mortgage banking business, partially offset by higher revenues from the activities of the Corporation’s insurance agency and broker-dealer subsidiaries.

Adjusted non-interest income excludes the equity in earnings (loss) of unconsolidated entity, and valuation adjustments recorded in the fourth quarter of 2013 on fixed assets that are no longer used for operations after the consolidation of certain branches in Florida. See Basis of Presentation section below for reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives and financial liabilities measured at fair value (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP measures. (See “Basis of Presentation – Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis” below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Net Interest Income
Interest Income - GAAP	$160,571	$162,690	$162,203	$160,670	$160,225
Unrealized gain on
derivative instruments	(313)	(355)	(232)	(708)	(400)
Interest income excluding valuations	160,258	162,335	161,971	159,962	159,825
Tax-equivalent adjustment	5,223	5,122	4,420	3,038	1,595
Interest income on a tax-equivalent basis excluding valuations	165,481	167,457	166,391	163,000	161,420

Interest Expense - GAAP	29,251	30,031	31,298	33,782	35,732

Net interest income - GAAP	$131,320	$132,659	$130,905	$126,888	$124,493

Net interest income excluding valuations	$131,007	$132,304	$130,673	$126,180	$124,093

Net interest income on a tax-equivalent basis excluding valuations	$136,230	$137,426	$135,093	$129,218	$125,688

Average Balances
Loans and leases	$9,662,735	$9,665,013	$9,639,612	$9,820,781	$10,077,907
Total securities and other short-term investments	2,816,253	2,719,241	2,719,973	2,768,659	2,675,755
Average Interest-Earning Assets	$12,478,988	$12,384,254	$12,359,585	$12,589,440	$12,753,662

Average Interest-Bearing Liabilities	$10,542,793	$10,450,671	$10,409,792	$10,583,702	$10,652,144

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.22%	5.21%	5.21%	5.12%	5.10%
Average rate on interest-bearing liabilities - GAAP	1.13%	1.14%	1.19%	1.28%	1.36%
Net interest spread - GAAP	4.09%	4.07%	4.02%	3.84%	3.74%
Net interest margin - GAAP	4.27%	4.25%	4.20%	4.04%	3.96%

Average yield on interest-earning assets excluding valuations	5.21%	5.20%	5.20%	5.10%	5.08%
Average rate on interest-bearing liabilities excluding valuations	1.13%	1.14%	1.19%	1.28%	1.36%
Net interest spread excluding valuations	4.08%	4.06%	4.01%	3.82%	3.72%
Net interest margin excluding valuations	4.26%	4.24%	4.19%	4.02%	3.95%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.38%	5.36%	5.34%	5.19%	5.13%
Average rate on interest-bearing liabilities excluding valuations	1.13%	1.14%	1.19%	1.28%	1.36%
Net interest spread on a tax-equivalent basis and excluding valuations	4.25%	4.22%	4.15%	3.91%	3.77%
Net interest margin on a tax-equivalent basis and excluding valuations	4.43%	4.40%	4.34%	4.12%	4.00%

Net interest income, excluding valuations, amounted to $131.0 million, a decrease of $1.3 million when compared to the fourth quarter of 2013. The reduction in net interest income was mainly due to:

  A decrease of approximately $1.6 million related to the impact of two fewer days in the current quarter as the decrease in interest income on loans and investments more than offset the related decrease in the interest expense on deposits and other funding sources.
  A decrease of $0.7 million in interest income on U.S. agency mortgage-backed securities (“MBS”) attributable to both a lower volume and the adverse impact of faster prepayment rates on certain securities purchased at a premium.

Partially offsetting the aforementioned items was an increase of 2 basis points in the net interest margin, excluding valuations, to 4.26% for the first quarter of 2014 from 4.24% for the fourth quarter of 2013 mainly due to:

  A 7 basis points increase in the average yield on commercial loans on a non-tax equivalent basis, or an increase of approximately $0.9 million of interest income.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the first quarter of 2014 was $31.9 million, compared to $23.0 million for the fourth quarter of 2013. The provision for commercial and industrial loans increased by $4.7 million, compared to the provision for the fourth quarter of 2013, mainly due to charge-offs on collateral dependent impaired loans and a higher general reserve. The provision for consumer loans increased by $3.9 million, compared to the provision for the fourth quarter of 2013, mainly related to an increase in the general reserve for credit cards and auto loans. The Corporation recorded a loan loss reserve release of $0.9 million for commercial mortgage loans compared to a reserve release of $11.5 million recorded for the fourth quarter of 2013. The reserve release for the prior quarter reflects, among other things, the impact of a $4.5 million recovery related to a large commercial mortgage loan paid off in Florida while the current quarter’s reserve release is mostly attributable to lower historical loss rates used to determine the general reserve. In addition, there was a reserve release of $8.0 million for construction loans mainly related to the overall decrease in the size of this portfolio, including certain non-performing loans paid-off in Florida. The provision for residential mortgage loans decreased by $2.1 million as it was not necessary to replenish the allowance related to impaired charged-off residential mortgage loans. See Credit Quality discussion below for additional information regarding the allowance for loan and lease losses.

NON-INTEREST INCOME (LOSS)

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2014	2013	2013	2013	2013

Service charges on deposit accounts	$3,203	$3,162	$3,157	$3,098	$3,380
Mortgage banking activities	3,368	3,906	3,521	4,823	4,580
Net loss on investments and impairments	-	-	-	(42)	(117)
Broker-dealer income	459	97	-	-	-
Impairment - collateral pledged to Lehman	-	-	-	(66,574)	-
Branch consolidations - valuation adjustments fixed assets	-	(529)	-	-	-
Other operating income	10,930	11,742	9,290	6,384	11,324
Equity in (loss) earnings of unconsolidated entity	(6,610)	(5,893)	(5,908)	648	(5,538)

Non-interest income (loss)	$11,350	$12,485	$10,060	$(51,663)	$13,629

Non-interest income for the first quarter of 2014 amounted to $11.4 million, compared to $12.5 million for the fourth quarter of 2013. The decrease was primarily due to:

  Lower of cost or fair value adjustments on commercial loans held for sale recorded in the prior quarter that resulted in a net recovery of $1.8 million, included as part of “Other operating income” in the table above.
  A $0.7 million increase in loss of unconsolidated entity. Equity in loss of unconsolidated entity amounted to $6.6 million for the first quarter of 2014 compared to $5.9 million for the fourth quarter of 2013. This adjustment, which is related to the Bank’s investment in CPG/GS PR NPL, LLC (“CPG/GS”), reduced the book value of the investment to $0.7 million as of March 31, 2014. The Bank holds a 35% subordinated ownership interest in CPG/GS, the entity that purchased $269.2 million of loans from FirstBank in 2011. This investment is accounted for under the equity method and following the hypothetical liquidation book value (“HLBV”) method to determine the Bank’s share in CPG/GS earnings or losses. Under the HLBV method, the Bank determines its share in CPG/GS earnings or losses by determining the difference between its claim on CPG/GS’s book value at the end of the period as compared to the beginning of the period.
  A $0.5 million decrease in revenues from the mortgage banking business mainly related to a $0.25 million decrease in the net realized gain on loan sales and securitization activities, and a $0.35 million loss related to representations and warranties attributable to certain loans sold in the secondary market. Loans sold and securitized in the secondary market to government-sponsored entities in the first quarter of 2014 amounted to $86.2 million with a related gain of $2.9 million, compared to $89.9 million and a gain of $3.2 million recorded in the fourth quarter of 2013.
  A $0.2 million decrease in merchant fees mainly attributable to seasonality and fewer days in the current quarter, included as part of “Other operating income” in the table above.

Partially offset by:

  A $1.4 million increase in revenues from the insurance agency activities, primarily reflecting seasonal profit sharing received by the agency based on the prior year’s production of insurance policies, included as part of “Other operating income” in the table above.
  A $0.4 million increase in fee income from the broker-dealer subsidiary related to underwriting fees on the bond issuance of the Puerto Rico government.
  A $0.5 million positive variance related to the loss recorded in the fourth quarter of 2013 for valuation adjustments on fixed assets that are no longer used for operations after the consolidation of certain branches in Florida.

NON-INTEREST EXPENSES

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2014	2013	2013	2013	2013

Employees' compensation and benefits	$32,942	$31,062	$32,823	$33,116	$33,554
Occupancy and equipment	13,628	15,229	15,134	14,946	15,070
Deposit insurance premium	9,822	10,495	10,479	11,430	11,517
Other insurance and supervisory fees	1,168	957	1,034	1,269	1,289
Taxes, other than income taxes	4,547	4,076	4,693	6,239	2,989
Professional fees :
Collections, appraisals and other credit related fees	1,345	2,198	2,780	2,520	1,924
Outsourcing technology services	4,214	4,202	4,338	4,258	1,346
Other professional fees	4,481	4,845	4,086	3,782	2,903
Credit and debit card processing expenses	3,824	4,869	2,682	2,281	3,077
Credit card processing platform conversion costs	-	-	1,715	-	-
Branch consolidations and restructuring expenses	718	892	-	-	-
Business promotion	3,973	5,251	3,478	3,831	3,220
Communications	1,879	1,836	1,866	1,885	1,814
Net loss on OREO operations	5,837	13,321	7,052	12,950	7,310
Secondary offering costs	-	-	1,669	-	-
Terminated preferred stock exchange offer expenses	-	-	-	115	1,218
Bulk sales expenses	-	-	-	4,962	3,878
Loss contingency for attorneys' fees - Lehman litigation	-	2,500	-	-	-
Other	4,407	4,808	5,325	7,739	6,901
Total	$92,785	$106,541	$99,154	$111,323	$98,010

Non-interest expenses in the first quarter of 2014 amounted to $92.8 million, a decrease of $13.7 million from $106.5 million for the fourth quarter of 2013. The main drivers of the decrease were:

  A $7.5 million decrease in write-downs and losses on OREO properties. Total write-downs in the first quarter of 2014 amounted to $5.2 million compared to $11.9 million for the fourth quarter of 2013, a decrease of $6.7 million. The decrease mainly reflects the impact in the previous quarter of significant write-downs on certain income producing commercial OREO properties in Puerto Rico and the Virgin Islands. In addition, the Corporation realized a gain of approximately $0.6 million in the first quarter of 2014 on a commercial OREO property sold in Florida that carried a book value of $12.6 million.
  The impact in the fourth quarter of 2013 of the $2.5 million loss contingency related to attorneys’ fees granted by the court to Barclays Capital in connection with the denial of the Corporation’s Summary Judgment Motion on its claim to recover assets pledged to Lehman, which the Corporation appealed.
  A $1.6 million decrease in occupancy and equipment costs mainly due to a $0.5 million decrease in the depreciation expense attributable to assets fully depreciated and a $0.5 million decrease in property tax expenses related to a tax debt settlement. Other decreases include electricity and maintenance of electronic equipment.
  Expenses of approximately $0.7 million were recorded in the first quarter of 2014 related to branch consolidation efforts in Puerto Rico, compared to expenses of $0.9 million recorded in the fourth quarter of 2013 related to branch consolidation efforts in the Virgin Islands and Florida and the restructuring of certain business units. During the first quarter of 2014, the Corporation completed the closing of two branches in Florida and two branches in the Virgin Islands, all part of the branch rationalization efforts.
  A $1.3 million decrease in business promotion expenses, primarily related to the reduction and timing of marketing campaigns and activities.
  A $1.0 million decrease in credit card servicing and processing fees as the previous quarter was significantly impacted by increased levels in call center calls related to account activations and inquiries after the conversion of the processing platform. In addition, cost savings were reflected in other related services such as mailing, reports, and plastic purchases.
  A $0.8 million decrease in attorneys’ loan collection fees, included as part of “Collections, appraisals and other credit related fees” in the table above.
  A $0.7 million decrease in the FDIC deposit insurance premium expense.
  A $0.4 million decrease in other professional services, reflecting a decrease in outside consultant expenses primarily related to regulatory matters.
  A $0.4 million decrease in “other non-interest expenses” including a reduction of $0.3 million in the amortization expense of intangible assets and a $0.2 million decrease in the provision for off-balance sheet exposures (mainly for unfunded loan commitments to borrowers experiencing financial difficulties and letters of credit).

Partially offset by:

  A $1.9 million increase in employees’ compensation and benefit expenses primarily reflecting higher seasonal payroll taxes and higher incentive compensation when compared to the fourth quarter of 2013.
  A $0.5 million increase in taxes, other than income taxes, reflecting the impact in the fourth quarter of 2013 of an expense reversal of approximately $0.5 million related to the portion of the national gross receipts tax attributable to the trade or business outside of Puerto Rico. The amount accrued in the second and third quarters of 2013 was reversed in the fourth quarter after enactment of Act 117 in October 2013, which introduced amendments to Act 40, which was enacted on June 30, 2013.

INCOME TAXES

The income tax expense for the first quarter of 2014 amounted to $0.9 million compared to $0.8 million for the fourth quarter of 2013. The increase primarily reflects higher taxable income of profitable subsidiaries. Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns and, thus, the Corporation is not able to utilize losses from one subsidiary to offset gains in another subsidiary. As of March 31, 2014, the deferred tax asset, net of a valuation allowance of $519.3 million, amounted to $8.3 million.

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Non-performing loans held for investment:
Residential mortgage	$172,796	$161,441	$142,002	$133,937	$311,495
Commercial mortgage	145,535	120,107	127,374	136,737	136,708
Commercial and Industrial	113,996	114,833	127,584	131,906	141,045
Construction	50,387	58,866	64,241	68,204	59,810
Consumer and Finance leases	39,061	40,302	37,184	35,416	33,652
Total non-performing loans held for investment	521,775	495,549	498,385	506,200	682,710

OREO	138,622	160,193	133,284	139,257	181,479
Other repossessed property	15,587	14,865	14,125	11,503	9,913
Other assets (1)	-	-	-	-	64,543
Total non-performing assets, excluding loans held for sale	$675,984	$670,607	$645,794	$656,960	$938,645

Non-performing loans held for sale	54,755	54,801	80,234	94,951	147,995
Total non-performing assets, including loans held for sale (2)	$730,739	$725,408	$726,028	$751,911	$1,086,640

Past-due loans 90 days and still accruing	$118,049	$120,082	$127,735	$113,061	$125,384
Non-performing loans held for investment to total loans held for investment	5.45%	5.14%	5.24%	5.36%	7.14%
Non-performing loans to total loans	5.98%	5.67%	6.01%	6.21%	8.45%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale
	5.30%	5.32%	5.08%	5.17%	7.30%
Non-performing assets to total assets	5.70%	5.73%	5.68%	5.87%	8.35%

(1) Collateral pledged to Lehman Brothers, Inc.

(2) Amount excludes purchased credit impaired loans with a carrying value as of March 31, 2014 of approximately $3.4 million acquired as part of the credit card portfolio acquired from FIA Card Services ("FIA").

Credit quality metrics variances:

  Total non-performing assets increased slightly to $730.7 million as of March 31, 2014, compared to $725.4 million as of December 31, 2013. Total non-performing loans, including non-performing loans held for sale, increased by $26.2 million, or 5%, from the fourth quarter of 2013. The increase was primarily reflected in the non-performing commercial mortgage loan portfolio driven by the inflow of a $23.3 million loan. This loan had been adversely classified in prior periods and an increase in the related specific reserve was not necessary in the first quarter of 2014. In addition, the non-performing residential mortgage loan portfolio increased by a net $11.4 million. While inflows to non-performing status decreased the amount of loans restored to accrual status also decreased, when compared to the fourth quarter of 2014. These increases were partially offset by an $8.5 million decrease in non-performing construction loans, mainly driven by loans paid off in Florida and foreclosures. Inflows of non-performing commercial and industrial and consumer loans during the first quarter of 2014 were offset by charge-offs and principal repayments recorded in the period.
  Inflows of non-performing loans held for investment increased by $16.3 million, or 19%, compared to inflows in the fourth quarter of 2013. This increase was primarily reflected in the commercial mortgage and commercial and industrial loan portfolios. In addition to the aforementioned $23.3 million commercial mortgage loan, four commercial relationships that were individually in excess of $2 million and that totaled $11.9 million entered into non-performing status during the first quarter. These increases were partially offset by lower inflows of non-performing residential mortgage loans, a reduction of $12.3 million, and lower inflows of non-performing consumer loans, a reduction of $3.2 million.
  Adversely classified commercial and construction loans held for investment decreased by $50.8 million to $572.2 million, or 8%, from the fourth quarter of 2013.
  The OREO balance decreased by $21.6 million, driven by sales of $23.0 million and fair value adjustments, partially offset by additions of $8.2 million.
  Total troubled debt restructured loans (“TDRs”) held for investment were $622.3 million at March 31, 2014, down $7.9 million, or 1%, from December 31, 2013. Approximately $413.2 million of total TDRs held for investment were in accrual status as of March 31, 2014.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,		March 31,
	2014	2013	2013	2013		2013

Allowance for loan and lease losses, beginning of period	$285,858	$289,379	$301,047	$342,531		$435,414
Provision for loan and lease losses	31,915	22,969	22,195	87,464	(1)	111,123	(5)
Net charge-offs of loans:
Residential mortgage	(6,353)	(4,544)	(8,457)	(103,418)	(2)	(11,580)	(6)
Commercial mortgage	(5,775)	2,605	(5,918)	(3,253)		(56,036)	(7)
Commercial and Industrial	(21,796)	(9,146)	(5,718)	(5,520)		(84,829)	(8)
Construction	(353)	(435)	71	(2,368)	(3)	(38,515)	(9)
Consumer and finance leases	(16,718)	(14,970)	(13,841)	(14,389)		(13,046)
Net charge-offs	(50,995)	(26,490)	(33,863)	(128,948)	(4)	(204,006)	(10)
Allowance for loan and lease losses, end of period	$266,778	$285,858	$289,379	$301,047		$342,531

Allowance for loan and lease losses to period end total loans held for investment	2.79%	2.97%	3.04%	3.19%		3.58%
Net charge-offs (annualized) to average loans outstanding during the period	2.11%	1.10%	1.41%	5.25%		8.10%
Net charge-offs (annualized), excluding charge-offs related to loans sold and loans transferred to held for sale, to average loans outstanding during the period	2.11%	1.10%	1.41%	1.29%		2.87%
Provision for loan and lease losses to net charge-offs during the period	0.63x	0.87x	0.66x	0.68x		0.54x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of loans sold and loans transferred to held for sale	0.63x	0.87x	0.66x	0.63x		0.68x
(1) Includes provision of $67.9 million associated with the bulk sale of non-performing residential assets.
(2) Includes net charge-offs totaling $97.9 million associated with the bulk sale of non-performing residential assets.
(3) Includes net charge-offs totaling $31 thousand associated with the bulk sale of non-performing residential assets.
(4) Includes net charge-offs totaling $98.0 million associated with the bulk sale of non-performing residential assets.
(5) Includes provision of $64.1 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(6) Includes net charge-offs totaling $1.0 million associated with the bulk sale of adversely classified commercial assets.
(7) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(8) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets.
(9) Includes net charge-offs of $34.2 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(10) Includes net charge-offs of $134.5 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.

  The ratio of the allowance for loan and lease losses to loans held for investment was 2.79% as of March 31, 2014, compared to 2.97% as of December 31, 2013. The decrease in the ratio was primarily due to charge-offs of commercial and residential mortgage loans with previously established reserves, the decrease in balances of adversely classified commercial loans, non-performing construction loans paid-off in Florida, and lower historical loss rates applied to the construction loan portfolio. The ratio of the allowance to non-performing loans held for investment was 51.13% as of March 31, 2014 compared to 57.69% as of December 31, 2013. As previously discussed, the increase in non-performing loans was driven by the aforementioned inflow of a $23.3 million commercial mortgage loan that had been previously adversely classified and did not require an increased reserve.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of March 31, 2014 and December 31, 2013 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial (including Commercial Mortgage, C&I, and Construction loans)	Consumer and Finance Leases	Total

As of March 31, 2014
Impaired loans:
Principal balance of loans, net of charge-offs	$419,308	$430,149	$29,931	$879,388
Allowance for loan and lease losses	17,273	64,085	3,208	84,566
Allowance for loan and lease losses to principal balance	4.12%	14.90%	10.72%	9.62%

PCI loans:
Carrying value of PCI loans	-	-	3,383	3,383
Allowance for PCI loans	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,128,793	4,516,283	2,038,938	8,684,014
Allowance for loan and lease losses	13,235	109,428	59,549	182,212
Allowance for loan and lease losses to principal balance	0.62%	2.42%	2.92%	2.10%

Total loans held for investment:
Principal balance of loans	$2,548,101	$4,946,432	$2,072,252	$9,566,785
Allowance for loan and lease losses	30,508	173,513	62,757	266,778
Allowance for loan and lease losses to principal balance	1.20%	3.51%	3.03%	2.79%

As of December 31, 2013

Impaired loans:
Principal balance of loans, net of charge-offs	$410,994	$479,193	$28,925	$919,112
Allowance for loan and lease losses	18,125	81,019	3,457	102,601
Allowance for loan and lease losses to principal balance	4.41%	16.91%	11.95%	11.16%

PCI loans:
Carrying value of PCI loans	-	-	4,791	4,791
Allowance for PCI loans	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,138,014	4,541,450	2,032,803	8,712,267
Allowance for loan and lease losses	14,985	113,228	55,044	183,257
Allowance for loan and lease losses to principal balance	0.70%	2.49%	2.71%	2.10%

Total loans held for investment:
Principal balance of loans	$2,549,008	$5,020,643	$2,066,519	$9,636,170
Allowance for loan and lease losses	33,110	194,247	58,501	285,858
Allowance for loan and lease losses to principal balance	1.30%	3.87%	2.83%	2.97%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,		March 31,
	2014	2013	2013	2013		2013

Residential mortgage	1.00%	0.72%	1.31%	14.78%	(1)	1.65%	(4)

Commercial mortgage	1.27%	-0.57%	1.23%	0.79%		12.06%	(5)

Commercial and Industrial	2.90%	1.21%	0.81%	0.72%		11.16%	(6)

Construction	0.65%	0.81%	-0.11%	3.43%	(2)	44.66%	(7)

Consumer and finance leases	3.23%	2.91%	2.71%	2.83%		2.59%

Total loans	2.11%	1.10%	1.41%	5.25%	(3)	8.10%	(8)

(1) Includes net charge-offs totaling $97.9 million associated with the bulk sale of non-performing residential assets. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets, was 0.84%.

(2) Includes net charge-offs totaling $31 thousand associated with the bulk sale of non-performing residential assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets, was 3.39%.

(3) Includes net charge-offs totaling $98.0 million associated with the bulk sale of non-performing residential assets. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets, was 1.29%.

(4) Includes net charge-offs totaling $1.0 million associated with the bulk sale of adversely classified commercial assets. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 1.50%.

(5) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.34%.

(6) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 5.47%.

(7) Includes net charge-offs of $34.2 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 7.74%.

(8) Includes net charge-offs of $134.5 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 2.87%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

  Net charge-offs for the first quarter of 2014 were $51.0 million, or an annualized 2.11% of average loans, compared to $26.5 million, or an annualized 1.10%, in the fourth quarter of 2013. The increase was primarily driven by commercial and industrial and commercial mortgage collateral dependent loans in Puerto Rico. There were individual charge-offs in excess of $2 million associated with four collateral dependent commercial loans in Puerto Rico totaling $15.8 million and a $7.0 million charge-off associated with an adversely classified commercial loan paid off during the current quarter.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.8 billion as of March 31, 2014, up $162.5 million from December 31, 2013.

The increase was mainly due to:

  A $185.8 million increase in cash and cash equivalents, mainly balances maintained at the Federal Reserve.
  A $53.7 million increase in available-for-sale securities, mainly due to purchases of $68.5 million of 15-year U.S. agency MBS, completed in the latter part of the quarter, and an increase in the fair value of U.S. agency MBS and debt securities and Puerto Rico government obligations, partially offset by regular MBS repayments.

These increases were partially offset by:

  A $50.3 million decrease in loans held for investment, net of allowance, mainly reflecting decreases in commercial and industrial and construction loans.

Total loan originations, including refinancings and draws from existing revolving and non-revolving commitments, amounted to approximately $770.6 million, compared to $885.8 million in the fourth quarter of 2013. These figures exclude the credit card utilization activity. The decrease was mainly related to lower disbursements on facilities granted to government entities in both Puerto Rico and the Virgin Islands, a decrease of $112.6 million. In addition, the economic environment in Puerto Rico has affected the residential mortgage originations volume that decreased by $10.8 million to $151.1 million compared to originations for the fourth quarter of 2013.

  A $21.6 million decrease in the OREO inventory balance driven by sales and valuation adjustments, including the sale of a commercial property that carried a book value of $12.6 million.
  A $6.6 million decrease in the investment in unconsolidated entity from $7.3 million as of December 31, 2013 to $0.7 million as of March 31, 2014.

Total liabilities were approximately $11.6 billion as of March 31, 2014, up $122.5 million from December 31, 2013.

The increase was mainly due to:

  A $102.2 million increase in non-brokered deposits, excluding government deposits, mainly due to increases in savings and retail CDs.
  A $36.1 million increase in government deposits, mainly in the Virgin Islands.

These increases were partially offset by:

  A $15.6 million decrease in brokered CDs.

Total stockholders’ equity amounted to $1.3 billion as of March 31, 2014, an increase of $40.0 million from December 31, 2013, mainly driven by:

  An increase of $22.5 million in other comprehensive income mainly attributable to an increase in the fair value of U.S. agency MBS and debt securities of approximately $16.8 million and an increase of $4.8 million in the fair value of Puerto Rico government obligations held by the Corporation as part of its available-for-sale investment securities portfolio. See Exposure to Puerto Rico Government section below for additional information.
  The net income of $17.1 million reported in the first quarter.

The Corporation’s total capital, Tier 1 capital, and leverage ratios as of March 31, 2014 were 17.50%, 16.23%, and 11.74%, respectively, compared to total capital, Tier 1 capital and leverage ratios of 17.06%, 15.78%, and 11.71%, respectively, as of the end of the fourth quarter of 2013. Meanwhile, the total capital, Tier 1 capital, and leverage ratios as of March 31, 2014 of our banking subsidiary, FirstBank Puerto Rico, were 17.12%, 15.85%, and 11.47%, respectively, compared to total capital, Tier 1 capital, and leverage ratios of 16.67%, 15.40%, and 11.44%, respectively, as of the end of the prior quarter. All of the regulatory capital ratios for the Bank are well above the minimum required under the consent order entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico. Given such consent order, however, the Bank cannot be considered to be a well-capitalized institution.

Based on our current interpretation of the international regulatory capital requirements adopted by the Basel Committee on Banking Supervision (known as “Basel 3”), we anticipate that, when these are effective, we will exceed the fully phased-in minimum capital ratios these rules establish.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 8.97% as of March 31, 2014 from 8.71% as of December 31, 2013, and the Tier 1 common equity to risk-weighted assets ratio increased to 13.19% as of March 31, 2014 from 12.72% as of December 31, 2013.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Tangible Equity:
Total equity - GAAP	$1,255,898	$1,215,858	$1,220,593	$1,222,328	$1,403,999
Preferred equity	(56,810)	(63,047)	(63,047)	(63,047)	(63,047)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(18,942)	(19,787)	(20,718)	(21,649)	(22,580)
Core deposit intangible	(6,591)	(6,981)	(7,570)	(8,158)	(8,746)

Tangible common equity	$1,145,457	$1,097,945	$1,101,160	$1,101,376	$1,281,528

Tangible Assets:
Total assets - GAAP	$12,819,428	$12,656,925	$12,787,450	$12,803,169	$13,005,876
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(18,942)	(19,787)	(20,718)	(21,649)	(22,580)
Core deposit intangible	(6,591)	(6,981)	(7,570)	(8,158)	(8,746)

Tangible assets	$12,765,797	$12,602,059	$12,731,064	$12,745,264	$12,946,452

Common shares outstanding	208,968	207,069	207,043	206,982	206,228

Tangible common equity ratio	8.97%	8.71%	8.65%	8.64%	9.90%
Tangible book value per common share	$5.48	$5.30	$5.32	$5.32	$6.21

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity based on current applicable bank regulatory requirements (known as “Basel 1”):

(Dollars in thousands)	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013

Tier 1 Common Equity:
Total equity - GAAP	$1,255,898	$1,215,858	$1,220,593	$1,222,328	$1,403,999
Qualifying preferred stock	(56,810)	(63,047)	(63,047)	(63,047)	(63,047)
Unrealized loss (gain) on available-for-sale securities (1)	56,180	78,734	58,485	40,142	(19,868)
Disallowed deferred tax asset (2)	(25)	-	(43)	-	-
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(6,591)	(6,981)	(7,570)	(8,158)	(8,746)
Other disallowed assets	(23)	(23)	(410)	(569)	(2,515)
Tier 1 common equity	$1,220,531	$1,196,443	$1,179,910	$1,162,598	$1,281,725

Total risk-weighted assets	$9,255,697	$9,405,798	$9,402,910	$9,467,699	$9,721,502

Tier 1 common equity to risk-weighted assets ratio	13.19%	12.72%	12.55%	12.28%	13.18%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $9 million of the Corporation's deferred tax assets as of March 31, 2014 (December 31, 2013 - $7 million; September 30, 2013 - $7.7 million; June 30, 2013 - $10 million; March 31, 2013 - $10 million) was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $25 thousand of such assets as of March 31, 2014 (December 31, 2013 - $0; September 30, 2013 - $43 thousand; June 30, 2013 - $0; March 31, 2013 - $0) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," was deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter-end date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $0.8 million of the Corporation's other net deferred tax liability as of March 31, 2014 (December 31, 2013 - $0.3 million deferred tax asset; September 30, 2013 - $0.3 million deferred tax liability; June 30, 2013 - $3 million deferred tax liability; March 31, 2013 - $6 million deferred tax liability) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Exposure to Puerto Rico Government

As of March 31, 2014, the Corporation had $454.2 million of credit facilities granted to the Puerto Rico Government, its municipalities and public corporations, of which $403.9 million was outstanding, compared to $397.8 million outstanding as of December 31, 2013. Approximately $200.3 million of the granted credit facilities outstanding consisted of loans to municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment. Approximately $84.5 million consisted of loans to public corporations that obtain revenues from rates charged for services or products, such as electric power, and approximately $119.2 million consists of loans to the central government or units of the central government. In addition, the Corporation had $201.7 million outstanding in financings to the hotel industry in Puerto Rico guaranteed by the Puerto Rico Tourism Development Fund.

The Corporation had outstanding $76.2 million in obligations of the Puerto Rico government as part of its available-for-sale investment securities portfolio carried on its books at a fair value of $61.4 million as of March 31, 2014. During the first quarter of 2014, the fair value of the Puerto Rico government obligations held by the Corporation increased by $4.8 million.

As of March 31, 2014, the Corporation had $550.3 million of public sector deposits in Puerto Rico, compared to $546.5 million as of December 31, 2013. Approximately 21% came from municipalities in Puerto Rico and 79% came from public corporations and the central government. In April 2014, the government withdrew approximately $106.6 million.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Friday, April 25, 2014, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.firstbankpr.com or through a dial-in telephone number at (888) 317-6016 or (412) 317–6016 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.firstbankpr.com, until April 25, 2015. A telephone replay will be available one hour after the end of the conference call through 9:00 a.m. Eastern time May 27, 2014 at (877) 344-7529 or (412) 317-0088 for international callers. The conference number is 10044468.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation and FirstBank will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “New York Fed”) and the consent order dated June 2, 2010 that FirstBank entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “FDIC Order”) that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent, and non-performing assets; the risk of being subject to possible additional regulatory actions; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the FDIC Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the New York Fed or the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, which has contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs, and provisions and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefit of its deferred tax asset; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources, and affect demand for all of the Corporation’s products and services and reduce the Corporation’s revenues, earnings, and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico, the current fiscal problems and budget deficit of the Puerto Rico government and recent credit downgrades of the Puerto Rico government; a credit default by the Puerto Rico government or any of its public corporations or other instrumentalities, and recent and any future additional downgrades of the long-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions; the risk that any portion of the unrealized losses in the Corporation’s investment portfolio is determined to be other-than-temporary, including unrealized losses on Puerto Rico government obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government, including those determined by the Federal Reserve Board, the New York Fed, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize additional impairments on financial instruments, goodwill, or other intangible assets relating to acquisitions; the risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices, and cost of operations; the risk of losses in the value of investments in unconsolidated entities that the Corporation does not control; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) Tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with current applicable bank regulatory requirements (Basel 1). The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and other than temporary impairment (OTTI) of investment securities, fair value adjustments on derivatives, and liabilities measured at fair value, equity in earnings or loss of unconsolidated entity as well as certain items identified as unusual, non-recurring or non-operating.

In addition, from time to time, adjusted pre-tax, pre-provision income will reflect the omission of revenue or expense items that management judges to be outside of ordinary banking activities and/or of items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of adjusted pre-tax, pre-provision income that excludes such amounts.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

Financial measures adjusted to exclude the effect of attorneys’ fees related to the Lehman litigation, expenses related to branch consolidations and other restructuring expenses and related valuation adjustments, equity in earnings (loss) of unconsolidated entity, and certain other adjustments.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation provides additional measures of adjusted non-interest expenses and adjusted non-interest income. Adjusted non-interest expenses exclude attorneys’ fees related to the Lehman litigation recorded in the fourth quarter of 2013, expenses in the first quarter of 2014 and fourth quarter of 2013 related to branch consolidations in Florida, the Virgin Islands, and Puerto Rico, and expenses associated with the restructuring of some business units, and the impact of the national gross receipts tax related to the trade or business outside of Puerto Rico that was reversed in the fourth quarter of 2013 after enactment of Act No. 117 that introduced amendments to Act 40, which was enacted on June 30, 2013. Adjusted non-interest income excludes equity in earnings (loss) of unconsolidated entity and a valuation adjustment to fixed assets that are no longer used for operations after branch consolidations in Florida. Management believes that these non-GAAP measures enhance the ability of analysts and investors to analyze trends in the Corporation’s business and to better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as a guide in its budgeting and long-term planning process. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. The following table shows reconciliations of these non-GAAP financial measures to the corresponding measures calculated and presented in accordance with GAAP.

(Dollars in thousands)

2014 First Quarter	As Reported (GAAP)	Branches consolidation and optimization expenses/valuation adjustments	Equity in loss of unconsolidated entity	Adjusted (Non- GAAP)

Non-interest income	$11,350	$-	$6,610	$17,960

Non-interest expenses	$92,785	$718	$-	$92,067

(Dollars in thousands)

2013 Fourth Quarter	As Reported (GAAP)	Branches consolidation and optimization expenses/valuation adjustments	Attorney Fees Lehman litigation	National gross receipts tax reversal	Equity in loss of unconsolidated entity	Adjusted (Non-GAAP)

Non-interest income	$12,485	$528	$-	$-	$5,893	$18,906

Non-interest expenses	$106,541	$893	$2,500	$(473)	$-	$103,621

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	March 31,	December 31,
(In thousands, except for share information)	2014	2013
ASSETS

Cash and due from banks	$824,547	$454,302

Money market investments:
Time deposits with other financial institutions	300	300
Other short-term investments	16,650	201,069
Total money market investments	16,950	201,369

Investment securities available for sale, at fair value	2,031,944	1,978,282

Other equity securities	28,691	28,691

Total investment securities	2,060,635	2,006,973

Investment in unconsolidated entity	669	7,279

Loans, net of allowance for loan and lease losses of $266,778 (December 31, 2013 - $285,858)	9,300,007	9,350,312
Loans held for sale, at lower of cost or market	78,912	75,969
Total loans, net	9,378,919	9,426,281

Premises and equipment, net	169,189	166,946
Other real estate owned	138,622	160,193
Accrued interest receivable on loans and investments	49,020	54,012
Other assets	180,877	179,570
Total assets	$12,819,428	$12,656,925

LIABILITIES

Deposits:
Non-interest-bearing deposits	$905,650	$851,212
Interest-bearing deposits	9,097,035	9,028,712
Total deposits	10,002,685	9,879,924

Securities sold under agreements to repurchase	900,000	900,000
Advances from the Federal Home Loan Bank (FHLB)	300,000	300,000
Other borrowings	231,959	231,959
Accounts payable and other liabilities	128,886	129,184
Total liabilities	11,563,530	11,441,067

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares: issued 22,004,000 shares; outstanding 2,272,395 (December 31, 2013 - 2,521,872 shares outstanding); aggregate liquidation value $56,810 (December 31, 2013 - $63,047)

	56,810	63,047

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 209,578,959 (December 31, 2013 - 207,635,157 shares issued)
	20,958	20,764
Less: Treasury stock (at par value)	(61)	(57)

Common stock outstanding, 208,967,883 shares outstanding
(December 31, 2013 - 207,068,978 shares outstanding)	20,897	20,707
Additional paid-in capital	894,247	888,161
Retained earnings	340,141	322,679
Accumulated other comprehensive loss	(56,197)	(78,736)
Total stockholders' equity	1,255,898	1,215,858
Total liabilities and stockholders' equity	$12,819,428	$12,656,925

FIRST BANCORP
Condensed Consolidated Statements of Income (Loss)

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands, except per share information)	2014	2013	2013

Net interest income:
Interest income	$160,571	$162,690	$160,225
Interest expense	29,251	30,031	35,732
Net interest income	131,320	132,659	124,493
Provision for loan and lease losses	31,915	22,969	111,123
Net interest income after provision for loan and lease losses	99,405	109,690	13,370

Non-interest income:
Service charges on deposit accounts	3,203	3,162	3,380
Mortgage banking activities	3,368	3,906	4,580
Net loss on investments and impairments	-	-	(117)
Equity in loss of unconsolidated entity	(6,610)	(5,893)	(5,538)
Other non-interest income	11,389	11,310	11,324
Total non-interest income	11,350	12,485	13,629

Non-interest expenses:
Employees' compensation and benefits	32,942	31,476	33,554
Occupancy and equipment	14,346	15,708	15,070
Business promotion	3,973	5,251	3,357
Professional fees	10,040	11,245	11,133
Taxes, other than income taxes	4,547	4,076	2,989
Insurance and supervisory fees	10,990	11,452	12,806
Net loss on other real estate owned operations	5,837	13,321	7,310
Other non-interest expenses	10,110	14,012	11,791
Total non-interest expenses	92,785	106,541	98,010

Income (loss) before income taxes	17,970	15,634	(71,011)
Income tax expense	(887)	(845)	(1,622)

Net income (loss)	$17,083	$14,789	$(72,633)

Net income (loss) attributable to common stockholders	$17,462	$14,789	$(72,633)

Earnings (loss) per common share:

Basic	$0.08	$0.07	$(0.35)
Diluted	$0.08	$0.07	$(0.35)

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 144 branches, stand-alone offices, and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.firstbankpr.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except for per share and financial ratios)	Quarter Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Condensed Income Statements:
Total interest income	$160,571	$162,690	$160,225
Total interest expense	29,251	30,031	35,732
Net interest income	131,320	132,659	124,493
Provision for loan and lease losses	31,915	22,969	111,123
Non-interest income	11,350	12,485	13,629
Non-interest expenses	92,785	106,541	98,010
Income (loss) before income taxes	17,970	15,634	(71,011)
Income tax expense	(887)	(845)	(1,622)
Net income (loss)	17,083	14,789	(72,633)
Net income (loss) attributable to common stockholders	17,462	14,789	(72,633)

Per Common Share Results:
Net earnings (loss) per share basic	$0.08	$0.07	$(0.35)
Net earnings (loss) per share diluted	$0.08	$0.07	$(0.35)
Cash dividends declared	$-	$-	$-
Average shares outstanding	205,732	205,634	205,465
Average shares outstanding diluted	206,876	207,235	205,465
Book value per common share	$5.74	$5.57	$6.50
Tangible book value per common share (1)	$5.48	$5.30	$6.21

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.54	0.46	(2.25)
Interest Rate Spread (2)	4.25	4.22	3.77
Net Interest Margin (2)	4.43	4.40	4.00
Return on Average Total Equity	5.55	4.75	(19.82)
Return on Average Common Equity	5.85	5.01	(20.70)
Average Total Equity to Average Total Assets	9.77	9.76	11.37
Total capital	17.50	17.06	17.44
Tier 1 capital	16.23	15.78	16.15
Leverage	11.74	11.71	12.06
Tangible common equity ratio (1)	8.97	8.71	9.90
Tier 1 common equity to risk-weight assets (1)	13.19	12.72	13.18
Dividend payout ratio	-	-	-
Efficiency ratio (3)	65.03	73.40	70.96

Asset Quality:
Allowance for loan and lease losses to loans held for investment	2.79	2.97	3.58
Net charge-offs (annualized) to average loans (4)	2.11	1.10	8.10
Provision for loan and lease losses to net charge-offs	62.59	86.71	54.47
Non-performing assets to total assets	5.70	5.73	8.35
Non-performing loans held for investment to total loans held for investment	5.45	5.14	7.14
Allowance to total non-performing loans held for investment	51.13	57.69	50.17
Allowance to total non-performing loans held for investment excluding residential real estate loans
	76.45	85.56	92.27

Other Information:
Common Stock Price: End of period	$5.44	$6.19	$6.23

1- Non-GAAP measure. See pages 14-15 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis and excluding fair value valuations (Non-GAAP measure). See page 4 for GAAP to Non-GAAP reconciliations and refer to discussions in Table 2 below.
3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4- The net charge-offs to average loans ratio, excluding the impact associated with a bulk loan sale and the transfer of loans to held for sale, was 2.87% for the quarter ended March 31, 2013.

5- The provision for loan and lease losses to net charge-offs ratio, excluding the impact associated with the bulk loan sale and the transfer of loans to held for sale, was 67.61% for the quarter ended March 31, 2013.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
Quarter ended	2014	2013	2013	2014	2013	2013	2014	2013	2013

Interest-earning assets:
Money market & other short-term investments	$744,326	$609,398	$779,412	$500	$433	$539	0.27%	0.28%	0.28%
Government obligations (2)	342,851	342,769	325,835	2,058	2,045	1,851	2.43%	2.37%	2.30%
Mortgage-backed securities	1,700,350	1,737,331	1,536,027	16,092	16,908	9,515	3.84%	3.86%	2.51%
FHLB stock	28,406	28,466	33,117	341	311	415	4.87%	4.33%	5.08%
Equity securities	320	1,277	1,364	-	-	-	0.00%	0.00%	0.00%
Total investments (3)	2,816,253	2,719,241	2,675,755	18,991	19,697	12,320	2.73%	2.87%	1.87%
Residential mortgage loans	2,549,924	2,536,086	2,814,973	34,958	35,345	38,004	5.56%	5.53%	5.48%
Construction loans	216,539	214,528	344,983	2,015	1,690	2,617	3.77%	3.13%	3.08%
C&I and commercial mortgage loans	4,825,369	4,854,366	4,899,586	51,312	51,443	47,849	4.31%	4.20%	3.96%
Finance leases	246,229	243,659	237,245	5,190	5,195	5,086	8.55%	8.46%	8.69%
Consumer loans	1,824,674	1,816,374	1,781,120	53,015	54,087	55,544	11.78%	11.81%	12.65%
Total loans (4) (5)	9,662,735	9,665,013	10,077,907	146,490	147,760	149,100	6.15%	6.07%	6.00%
Total interest-earning assets	$12,478,988	$12,384,254	$12,753,662	$165,481	$167,457	$161,420	5.38%	5.36%	5.13%

Interest-bearing liabilities:
Brokered CDs	$3,185,520	$3,110,888	$3,437,601	$7,607	$7,686	$11,798	0.97%	0.98%	1.39%
Other interest-bearing deposits	5,925,314	5,907,094	5,672,033	12,692	13,186	13,746	0.87%	0.89%	0.98%
Other borrowed funds	1,131,959	1,131,959	1,131,959	8,128	8,308	8,163	2.91%	2.91%	2.92%
FHLB advances	300,000	300,730	410,551	824	851	2,025	1.11%	1.12%	2.00%
Total interest-bearing liabilities (6)	$10,542,793	$10,450,671	$10,652,144	$29,251	$30,031	$35,732	1.13%	1.14%	1.36%
Net interest income				$136,230	$137,426	$125,688
Interest rate spread							4.25%	4.22%	3.77%
Net interest margin							4.43%	4.40%	4.00%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.
2- Government obligations include debt issued by government-sponsored agencies.
3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4- Average loan balances include the average of total non-performing loans.
5- Interest income on loans includes $3.0 million, $3.0 million and $3.6 million for the quarters ended March 31, 2014, December 31, 2013, and March 31, 2013, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.
6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3 - Non-Interest Income
	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2014	2013	2013

Service charges on deposit accounts	$3,203	$3,162	$3,380
Mortgage banking activities	3,368	3,906	4,580
Insurance income	2,571	1,124	2,020
Broker-dealer income	459	97	-
Branch consolidations - valuation adjustments fixed assets	-	(529)	-
Other operating income	8,359	10,618	9,304

Non-interest income before net loss on investments,
and equity in loss of unconsolidated entity	17,960	18,378	19,284

OTTI on debt securities	-	-	(117)
Net loss on investments	-	-	(117)

Equity in loss of unconsolidated entity	(6,610)	(5,893)	(5,538)
	$11,350	$12,485	$13,629

Table 4 - Non-Interest Expenses
	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2014	2013	2013

Employees' compensation and benefits	$32,942	$31,062	$33,554
Occupancy and equipment	13,628	15,229	15,070
Deposit insurance premium	9,822	10,495	11,517
Other insurance and supervisory fees	1,168	957	1,289
Taxes, other than income taxes	4,547	4,076	2,989
Professional fees:
Collections, appraisals and other credit related fees	1,345	2,198	1,924
Outsourcing technology services	4,214	4,202	1,346
Other professional fees	4,481	4,845	2,903
Credit and debit card processing expenses	3,824	4,869	3,077
Credit card processing platform conversion costs	-	-	-
Branch consolidations and other restructuring expenses	718	892	-
Business promotion	3,973	5,251	3,220
Communications	1,879	1,836	1,814
Net loss on REO operations	5,837	13,321	7,310
Terminated preferred stock exchange offer expenses	-	-	1,218
Bulk sales expenses	-	-	3,878
Loss contingency for attorneys' fees - Lehman litigation	-	2,500	-
Other	4,407	4,808	6,901
Total	$92,785	$106,541	$98,010

Table 5 – Selected Balance Sheet Data

(In thousands)	As of
	March 31,	December 31,
	2014	2013
Balance Sheet Data:
Loans, including loans held for sale	$9,645,697	$9,712,139
Allowance for loan and lease losses	266,778	285,858
Money market and investment securities	2,077,585	2,208,342
Intangible assets	53,631	54,866
Deferred tax asset, net	8,346	7,644
Total assets	12,819,428	12,656,925
Deposits	10,002,685	9,879,924
Borrowings	1,431,959	1,431,959
Total preferred equity	56,810	63,047
Total common equity	1,255,285	1,231,547
Accumulated other comprehensive income, net of tax	(56,197)	(78,736)
Total equity	1,255,898	1,215,858

Table 6 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	March 31,	December 31,
	2014	2013

Residential mortgage loans	$2,548,101	$2,549,008

Commercial loans:
Construction loans	152,579	168,713
Commercial mortgage loans	1,846,016	1,823,608
Commercial and Industrial loans	2,711,962	2,788,250
Loans to local financial institutions collateralized by real estate mortgages	235,875	240,072
Commercial loans	4,946,432	5,020,643

Finance leases	246,814	245,323

Consumer loans	1,825,438	1,821,196
Loans held for investment	9,566,785	9,636,170
Loans held for sale	78,912	75,969
Total loans	$9,645,697	$9,712,139

Table 7 – Loan Portfolio by Geography

(In thousands)	As of March 31, 2014
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$1,905,568	$343,088	$299,445	$2,548,101

Commercial loans:
Construction loans	100,520	31,448	20,611	152,579
Commercial mortgage loans	1,434,719	73,752	337,545	1,846,016
Commercial and Industrial loans	2,362,825	144,455	204,682	2,711,962
Loans to a local financial institution collateralized by real estate mortgages	235,875	-	-	235,875
Commercial loans	4,133,939	249,655	562,838	4,946,432

Finance leases	246,814	-	-	246,814

Consumer loans	1,743,059	49,047	33,332	1,825,438
Loans held for investment	8,029,380	641,790	895,615	9,566,785

Loans held for sale	31,983	45,287	1,642	78,912
Total loans	$8,061,363	$687,077	$897,257	$9,645,697

(In thousands)	As of December 31, 2013
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$1,906,982	$348,816	$293,210	$2,549,008

Commercial loans:
Construction loans	105,830	33,744	29,139	168,713
Commercial mortgage loans	1,464,085	74,271	285,252	1,823,608
Commercial and Industrial loans	2,436,709	125,757	225,784	2,788,250
Loans to a local financial institution collateralized by real estate mortgages	240,072	-	-	240,072
Commercial loans	4,246,696	233,772	540,175	5,020,643

Finance leases	245,323	-	-	245,323

Consumer loans	1,739,478	49,689	32,029	1,821,196
Loans held for investment	8,138,479	632,277	865,414	9,636,170

Loans held for sale	35,394	40,575	-	75,969
Total loans	$8,173,873	$672,852	$865,414	$9,712,139

Table 8 – Non-Performing Assets

(Dollars in thousands)	March 31,	December 31,
	2014	2013
Non-performing loans held for investment:
Residential mortgage	$172,796	$161,441
Commercial mortgage	145,535	120,107
Commercial and Industrial	113,996	114,833
Construction	50,387	58,866
Consumer and Finance leases	39,061	40,302
Total non-performing loans held for investment	521,775	495,549

REO	138,622	160,193
Other repossessed property	15,587	14,865
Other assets (1)	-	-
Total non-performing assets, excluding loans held for sale	$675,984	$670,607

Non-performing loans held for sale	54,755	54,801
Total non-performing assets, including loans held for sale (2)	$730,739	$725,408

Past-due loans 90 days and still accruing	$118,049	$120,082
Allowance for loan and lease losses	$266,778	$285,858
Allowance to total non-performing loans held for investment	51.13%	57.69%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	76.45%	85.56%

(1) Collateral pledged to Lehman Brothers, Inc.
(2) Amount excludes purchased credit impaired loans with a carrying value as of March 31, 2014 of approximately $3.4 million acquired as part of the credit card portfolio acquired from FIA.

Table 9 – Non-Performing Assets by Geography

(In thousands)	March 31,	December 31,
	2014	2013
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$150,787	$139,771
Commercial mortgage	120,907	101,255
Commercial and Industrial	109,506	109,224
Construction	41,781	43,522
Finance leases	3,706	3,082
Consumer	32,877	34,660
Total non-performing loans held for investment	459,564	431,514

REO	116,493	123,851
Other repossessed property	15,543	14,806
Total non-performing assets, excluding loans held for sale	$591,600	$570,171
Non-performing loans held for sale	14,750	14,796
Total non-performing assets, including loans held for sale (1)	$606,350	$584,967
Past-due loans 90 days and still accruing	$115,826	$118,097

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$9,233	$8,439
Commercial mortgage	7,780	6,827
Commercial and Industrial	4,490	5,609
Construction	8,606	11,214
Consumer	823	514
Total non-performing loans held for investment	30,932	32,603

REO	14,525	14,894
Other repossessed property	3	5
Total non-performing assets, excluding loans held for sale	$45,460	$47,502
Non-performing loans held for sale	40,005	40,005
Total non-performing assets, including loans held for sale	$85,465	$87,507
Past-due loans 90 days and still accruing	$2,223	$1,985

United States:
Non-performing loans held for investment:
Residential mortgage	$12,776	$13,231
Commercial mortgage	16,848	12,025
Commercial and Industrial	-	-
Construction	-	4,130
Consumer	1,655	2,046
Total non-performing loans held for investment	31,279	31,432

REO	7,604	21,448
Other repossessed property	41	54
Total non-performing assets, excluding loans held for sale	$38,924	$52,934
Non-performing loans held for sale	-	-
Total non-performing assets, including loans held for sale	$38,924	$52,934
Past-due loans 90 days and still accruing	$-	$-

(1) Amount excludes purchased credit impaired loans with a carrying value as of March 31, 2014 of approximately $3.4 million acquired as part of the credit card portfolio acquired from FIA.

Table 10 – Allowance for Loan and Lease Losses

	Quarter Ended
(Dollars in thousands)	March 31,	December 31,	March 31,
	2014	2013	2013

Allowance for loan and lease losses, beginning of period	$285,858	$289,379	$435,414
Provision for loan and lease losses	31,915	22,969	111,123	(1)
Net charge-offs of loans:
Residential mortgage	(6,353)	(4,544)	(11,580)	(2)
Commercial mortgage	(5,775)	2,605	(56,036)	(3)
Commercial and Industrial	(21,796)	(9,146)	(84,829)	(4)
Construction	(353)	(435)	(38,515)	(5)
Consumer and finance leases	(16,718)	(14,970)	(13,046)
Net charge-offs	(50,995)	(26,490)	(204,006)	(6)
Allowance for loan and lease losses, end of period	$266,778	$285,858	$342,531

Allowance for loan and lease losses to period end total loans held for investment	2.79%	2.97%	3.58%
Net charge-offs (annualized) to average loans outstanding during the period	2.11%	1.10%	8.10%
Net charge-offs (annualized), excluding charge-offs related to loans sold and loans transferred to held for sale, to average loans outstanding during the period
	2.11%	1.10%	2.87%
Provision for loan and lease losses to net charge-offs during the period	0.63x	0.87x	0.54x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of loans sold and the transfer of loans to held for sale	0.63x	0.87x	0.68x
(1) Includes provision of $64.1 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(2) Includes net charge-offs totaling $1.0 million associated with the bulk sale of adversely classified commercial assets.
(3) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(4) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets.
(5) Includes net charge-offs of $34.2 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(6) Includes net charge-offs of $134.5 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.

Table 11 – Net Charge-Offs to Average Loans

	Quarter Ended	Year ended
	March 31,	December 31,		December 31,	December 31,	December 31,
	2014	2013		2012	2011	2010

Residential mortgage	1.00%	4.77%	(1)	1.32%	1.32%	1.80%	(6)

Commercial mortgage	1.27%	3.44%	(2)	1.41%	3.21%	5.02%	(7)

Commercial and Industrial	2.90%	3.52%	(3)	1.21%	1.57%	2.16%	(8)

Construction	0.65%	15.11%	(4)	10.49%	16.33%	23.80%	(9)

Consumer and finance leases	3.23%	2.76%		1.92%	2.33%	2.98%

Total loans	2.11%	4.01%	(5)	1.74%	2.68%	4.76%	(10)

(1) Includes net charge-offs totaling $99.0 million associated with the bulk loan sales. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales, was 1.13%.

(2) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.45%.

(3) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.04%.

(4) Includes net charge-offs of $34.2 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.

(5) Includes net charge-offs of $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.68%.

(6) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(7) Includes net charge-offs totaling $29.5 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 3.38%.
(8) Includes net charge-offs totaling $8.6 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 1.98%.

(9) Includes net charge-offs totaling $127.0 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 18.93%.

(10) Includes net charge-offs totaling $165.1 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 3.60%.

CONTACT:
First BanCorp.
John B. Pelling III, 305-577-6000 Ext. 162
Investor Relations Officer
john.pelling@firstbankpr.com